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                                                                     Exhibit 8.3

                      [Letterhead of Mayer, Brown & Platt]


                               December 22, 1999


Everest Re Group, Ltd.
c/o ABG Financial & Management Services Inc.
Parker House
Wildey Business Park, Wildey Road
St. Michael, Barbados

Everest Reinsurance Holdings, Inc.
477 Martinsville Road
P.O. Box 830
Liberty Corner, New Jersey 07938-0830

     Re:  Everest Re Group, Ltd. and Everest Reinsurance Holdings, Inc.
          -------------------------------------------------------------

Gentlemen:

     We have acted as counsel to Everest Re Group, Ltd., a Bermuda company ("Everest Group"), and to Everest Reinsurance Holdings, Inc., a Delaware corporation ("Everest Holdings"), in connection with the Registration Statement on Form S-4 of Everest Group (Registration No. 333-87361) (together with any amendments thereto, the "Registration Statement"), filed with the Securities and Exchange Commission under the United States Securities Act of 1933, as amended, in connection with the Agreement and Plan of Merger, dated as of September 17, 1999 (the "Merger Agreement"), between Everest Group, Everest Re Merger Corporation, a Delaware corporation ("Merger Corp."), and Everest Holdings, pursuant to which, among other things, Merger Corp. will be merged with and into Everest Holdings (the "Merger"), all as more fully described in the Registration Statement. You have requested that we provide an opinion regarding the treatment of the Merger under the Internal Revenue Code of 1986, as amended (the "Code"), and the accuracy of the tax disclosures in the proxy statement/prospectus (the "Joint Proxy Statement/Prospectus") to be furnished to the stockholders of Everest Holdings in connection with seeking their approval of the Merger Agreement.

     In rendering the opinions set forth below, we have relied on (i) the description of the transaction as set forth in the Merger Agreement and the exhibits thereto, (ii) the description of the transaction as set forth in the Joint Proxy Statement/Prospectus and the exhibits thereto, (iii) covenants made by Everest Group, Merger Corp., and Everest Holdings in the Merger Agreement,
(iv) representations provided by Everest Group, Merger Corp., and Everest Holdings concerning certain facts underlying and relating to the Merger, (v) representations provided by
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December 22, 1999
Page 2


certain shareholders of Everest Holdings regarding their intention to retain the common stock of Everest Group received in the Merger, (vi) Everest Group will comply and will cause Everest Bermuda to comply, with certain guidelines provided by Mayer, Brown & Platt regarding practices to be avoided so that Everest Bermuda will not be engaged in the conduct of a trade or business in the United States and so that Everest Group will not inadvertently have material amounts of income effectively connected with the conduct of a trade or business in the United States.

     We have also examined such corporate records and other records, instruments, certificates and documents as we consider necessary to enable us to express these opinions.

     Based on and subject to the foregoing, it is our opinion that:

     (i) the summaries of U.S. federal income tax consequences set forth in the Joint Proxy Statement/Prospectus under the captions "Material Tax Considerations--Tax Consequences of the Restructuring--United States"; "Material Tax Considerations--Taxation of Everest Group and Its Subsidiaries--United States"; and "Material Tax Considerations-- Taxation of Shareholders--United States Taxation of Shareholders" are accurate in all material respects as to matters of law and legal conclusions; and

     (ii) the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

     In rendering the opinions set forth in the paragraph above, we have relied upon the Code, legislative history, Treasury regulations, judicial authorities, published positions of the Internal Revenue Service (the "IRS") and such other authorities as we have considered to be relevant. No tax rulings will be sought from the IRS with respect to any of the matters discussed herein.

     We consent to the filing of this opinion as an exhibit to the Joint Proxy/Statement Prospectus and to all references to this firm under the captions "Risk Factors," "Material Tax Considerations" and "Legal Matters."

     We are admitted to practice law in the State of Illinois and we express no opinions as to matters under or involving any laws other than the laws of the State of Illinois and the federal law of the United States of America.

                              Very truly yours,


                              /s/ Mayer, Brown & Platt
                              MAYER, BROWN & PLATT